UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☑
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

SELECT COMFORT CORPORATION

(Name of Registrant as Specified In Its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

6105 Trenton Lane North
Plymouth, Minnesota 55442

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 15, 2007

TO THE SHAREHOLDERS OF SELECT COMFORT CORPORATION:

Select Comfort Corporation will hold its Annual Meeting of Shareholders at 3:30 p.m., Central Daylight Savings Time, on Tuesday, May 15, 2007, at the company’s offices at 6105 Trenton Lane North, Plymouth, Minnesota 55442. The purposes of the meeting are to:

1.	Elect three persons to serve as directors for three-year terms;

2.	Approve the appointment of KPMG LLP, certified public accountants, as independent auditors for the fiscal year ending December 29, 2007; and

3.	Act on any other business that may properly come before the meeting.

Only shareholders of record at the close of business on March 16, 2007 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof. It is important that your shares be represented and voted at the meeting. Please vote your shares in accordance with the instructions on the enclosed proxy card in a timely manner to accommodate our meeting scheduled for May 15, 2007.

By Order of the Board of Directors,

Mark A. Kimball
Senior Vice President,
General Counsel & Secretary

April 12, 2007
Plymouth, Minnesota

i

6105 Trenton Lane North
Plymouth, Minnesota 55442

______________

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

May 15, 2007
______________

INTRODUCTION
______________

This Proxy Statement is being mailed to our shareholders beginning on or about April 12, 2007 in connection with the solicitation of proxies by the Board of Directors of Select Comfort Corporation for use at the Annual Meeting of Shareholders. The meeting will be held on Tuesday, May 15, 2007, at 3:30 p.m., Central Daylight Savings Time, at the company’s offices at 6105 Trenton Lane North, Plymouth, Minnesota 55442, for the purposes set forth in the Notice of Meeting.

Your vote is important. A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors, to vote your shares by returning your signed proxy card or, where applicable, voting by telephone or on the internet in accordance with the instructions on your proxy card. If you choose to mail your proxy card utilizing the enclosed envelope, no postage is required if mailed within the United States. If you choose to vote by telephone or on the Internet, please do not mail your proxy card.

Proxies will be voted as specified by you. Signed proxies that lack any such specification will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the election as directors of the three nominees listed in this Proxy Statement.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED HEREIN AND FOR APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS AS SET FORTH IN THE NOTICE OF MEETING.

Shareholders Entitled to Vote

Shareholders of record at the close of business on March 16, 2007 will be entitled to vote at the meeting. As of that date, there were 49,866,068 outstanding shares of common stock. Each share is entitled to one vote on each matter to be voted on at the Annual Meeting. Shareholders are not entitled to cumulative voting rights.

Revocation of Proxies

Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting by:

•	Giving written notice of such revocation to the Corporate Secretary;

•	Filing a duly executed proxy bearing a later date with the Corporate Secretary; or

•	Appearing at the Annual Meeting and filing written notice of revocation with the Corporate Secretary prior to use of the proxy.

Quorum Requirements

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting (24,933,035 shares) will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of common stock represented by a properly signed and returned proxy card or properly voted by telephone or the Internet will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a “broker non-vote” on a matter. A “broker non-vote” is a proxy submitted by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received, and the broker has no discretionary authority to vote.

Vote Required

Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, each of the matters to be voted upon by shareholders, including the election of directors, requires the affirmative vote of the holders of a majority of the shares present and entitled to vote in person or by proxy at the meeting for approval.

Shares represented by a proxy that includes any broker non-votes on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved. Shares represented by a proxy voted as “withholding authority” to vote for any nominee for director will be treated as shares present and entitled to vote that were voted against the nominee. Signed proxies that lack any specification will be voted in favor of the election as directors of each of the three nominees for director listed in this Proxy Statement and in favor of approval of the appointment of KPMG LLP as the company’s independent registered public accounting firm (independent auditors) as set forth in this Proxy Statement.

Proxy Solicitation Costs

The cost of soliciting proxies, including the preparation, assembly and mailing of proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of our common stock, will be borne by the company. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone or personal conversation. We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of our common stock.

Electronic Delivery of Shareholder Communications

Select Comfort is pleased to offer its shareholders the opportunity to receive shareholder communications electronically. By signing up for electronic delivery of documents such as the Annual Report and the Proxy Statement, you can receive shareholder communications as soon as they are available without waiting for them to arrive in the mail, and submit your shareholder votes on-line. You can also reduce the number of paper documents in your personal files, eliminate duplicate mailings, conserve natural resources, and help reduce our printing and mailing costs. To sign up for electronic delivery, visit http://www.selectcomfort.com/investors and enter information for all of your Select Comfort shareholdings. Your enrollment will be effective until canceled. If you have questions about electronic delivery, please call Select Comfort’s Investor Relations Department at (763) 551-7498.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial ownership of Select Comfort common stock as of March 16, 2007 (unless another date is indicated) by (a) each director and each executive officer named in the Summary Compensation Table under the heading “Executive Compensation and Other Benefits,” (b) all directors and executive officers as a group and (c) each person known by us to be the beneficial owner of more than 5% of Select Comfort common stock.

	Shares of Common Stock Beneficially Owned (1)
Name	Amount	Percent of Class
Thomas J. Albani	263,392	*
J. Douglas Collier (2)	50,250	*
Christine M. Day	35,068	*
Stephen L. Gulis, Jr.	24,375	*
Christopher P. Kirchen	459,835	*
David T. Kollat	203,392	*
Brenda J. Lauderback	49,500	*
William R. McLaughlin (3)	1,793,772	3.5%
Michael A. Peel	64,500	*
Scott F. Peterson (4)	220,140	*
James C. Raabe (5)	369,388	*
Kathryn V. Roedel (6)	79,375	*
Ervin R. Shames (7)	338,251	*
Jean-Michel Valette	233,214	*
All directors and executive officers as a group (18 persons) (8)	4,855,950	9.2%
Baron Capital Group, Inc. (9)	5,169,852	10.4%
Lord, Abbett & Co. LLC (10)	4,454,583	8.9%
Barclays Global Investors, NA (11)	3,352,414	6.7%
Morgan Stanley (12)	2,938,230	5.9%
Royce & Associates, LLC (13)	2,690,500	5.4%
________________________
* Less than 1% of the outstanding shares.

(1)
The shares shown include the following shares that directors and executive officers have the right to acquire within 60 days through the exercise of stock options or warrants: Thomas J. Albani, 38,250 shares; J. Douglas Collier, 33,750 shares; Christine M. Day, 23,250 shares; Stephen L. Gulis, Jr., 23,250 shares; Christopher P. Kirchen, 102,000 shares; David T. Kollat, 102,000 shares; Brenda J. Lauderback, 45,750 shares; William R. McLaughlin, 1,470,759 shares; Michael A. Peel, 64,500 shares; Scott F. Peterson, 200,625 shares; James C. Raabe, 282,003 shares; Kathryn V. Roedel, 61,875 shares; Ervin R. Shames, 132,000 shares; and Jean-Michel Valette, 57,000 shares.

(2)	Includes 16,500 shares held under restricted or performance stock grants that have not vested.

(3)
Does not include 382,582 shares held by BWSJ Corporation, for which Mr. McLaughlin serves as a director and is a shareholder. Mr. McLaughlin disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Includes 131,250 shares held under restricted or performance stock grants that have not vested.

(4)	Includes 16,500 shares held under restricted or performance stock grants that have not vested.

(5)	Includes 27,000 shares held under restricted or performance stock grants that have not vested.

(6)	Includes 17,500 shares held under restricted or performance stock grants that have not vested.

(7)	Includes 56,250 shares held by Mr. Shames’ Family Trust.

(8)
Includes an aggregate of 3,185,848 shares that directors and executive officers as a group have the right to acquire within 60 days through the exercise of stock options or warrants. Includes an aggregate of 261,750 shares held under restricted or performance stock grants that have not vested.

(9)
Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”), Baron Growth Fund (“BGF”) and Ronald Baron reported in a Schedule 13G/A filed with the Securities and Exchange Commission on March 9, 2007 that as of February 28, 2007, BCG, BAMCO, BCM, BGF and Ronald Baron beneficially owned an aggregate of 5,169,852 shares. The filing indicated that, of these shares, BCG beneficially owned 5,169,852 shares and had shared power to vote 4,499,452 shares and shared power to dispose of 5,169,852 shares; BAMCO beneficially owned 4,736,500 shares and had shared power to vote 4,110,250 shares and shared power to dispose of 4,736,500 shares; BCM beneficially owned 433,352 shares and had shared power to vote 389,202 shares and shared power to dispose of 433,352 shares; BGF beneficially owned 2,700,000 shares and had shared power to vote 2,700,000 shares and shared power to dispose of 2,700,000 shares; and Ronald Baron beneficially owned 5,169,852 shares and had shared power to vote 4,499,452 shares and shared power to dispose of 5,169,852 shares. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates. The address of BCG, BAMCO, BCM, BGF and Ronald Baron is 767 Fifth Avenue, New York, NY 10153.

(10)
Lord, Abbett & Co. LLC reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007 that as of December 29, 2006, it beneficially owned and had sole power to dispose of 4,454,583 shares and had sole power to vote 3,750,823 shares. The address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, NJ 07302.

(11)
Barclays Global Investors, NA (“BGIN”), Barclays Global Fund Advisors (“BGFA”), and Barclays Global Investors, Ltd. (“BGIL”) reported in a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007 that as of December 31, 2006, BGIN, BGFA and BGIL beneficially owned an aggregate of 3,352,414 shares and had sole power to dispose or direct the disposition of 3,352,414 shares and had sole power to vote or direct the vote of 3,177,920 shares. The filing indicated that, of these shares, BGIN beneficially owned 1,833,727 shares and had sole power to dispose of 1,833,727 shares and had sole power to vote 1,659,233 shares; BGFA beneficially owned 1,485,166 shares and had sole power to vote and dispose of 1,485,166 shares; and BGIL beneficially owned 33,521 shares and had sole power to vote and dispose of 33,521 shares. The address of BGIN and BGFA is 45 Fremont Street, San Francisco, CA 94105. The address of BGIL is Murray House, 1 Royal Mint Court, London, England, EC3N 4HH.

(12)
Morgan Stanley reported in a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2007 that as of December 31, 2006, it beneficially owned 2,938,230 shares, had sole power to vote 2,745,080 shares and sole power to dispose of 2,938,230 shares. The filing indicated that Morgan Stanley Investment Management Inc., a wholly owned subsidiary of Morgan Stanley, beneficially owned 2,776,290 shares, had sole power to vote 2,642,240 shares and sole power to dispose of 2,776,290 shares. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036 and the address of Morgan Stanley Investment Management Inc. is 1221 Avenue of the Americas, New York, NY 10020.

(13)
Royce & Associates, LLC reported in a Schedule 13G/A filed with the Securities and Exchange Commission on January 25, 2007 that as of December 31, 2006, it beneficially owned 2,690,500 shares, and had sole power to vote and sole power to dispose of 2,690,500 shares. The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

ELECTION OF DIRECTORS

(Proposal 1)

______________

Nomination

Article XIV of our Articles of Incorporation provides that the number of directors must be at least one but not more than 12 and must be divided into three classes as nearly equal in number as possible. The exact number of directors is determined from time-to-time by the Board of Directors, which has determined that the Board of Directors will currently consist of 10 members. The term of each class is three years and the term of one class expires each year in rotation.

The Board has nominated the following individuals to serve as directors of our company for terms of three years, expiring at the 2010 Annual Meeting of Shareholders, or until their successors are elected and qualified:

•	Thomas J. Albani
•	David T. Kollat
•	William R. McLaughlin

Each of the nominees is currently a member of our Board of Directors.

Vote Required

Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, the election of each nominee requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting.

Board Recommendation

The Board recommends a vote FOR the election of Mr. Albani, Mr. Kollat and Mr. McLaughlin. In the absence of other instructions, the proxies will be voted FOR the election of each of these nominees.

If prior to the Annual Meeting the Board should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board’s discretion, may be voted for such fewer number of nominees as results from the inability of any such nominee to serve. The Board has no reason to believe that any of the nominees will be unable to serve.

Information about Nominees and Other Directors

The following table sets forth certain information, as of March 16, 2007, that has been furnished to us by each director and each person who has been nominated by the Board to serve as a director of our company.

Name of Nominee	Age	Principal Occupation	Director Since

Nominees for three-year terms expiring in 2010:

Thomas J. Albani (2)	64	Former President and Chief Executive Officer of Electrolux Corporation.	1994

David T. Kollat (1)(3)	68	President of 22 Inc.; Former Executive Vice President of Marketing for The Limited and former President of Victoria’s Secret Catalogue; Currently a director of Big Lots, Inc., The Limited, Inc. and Wolverine World Wide, Inc.	1994

William R. McLaughlin	50	Chairman and Chief Executive Officer of Select Comfort Corporation.	2000

Directors not standing for election this year whose terms expire in 2008:

Christopher P. Kirchen (1)(4)	64	Managing General Partner and co-founder of BEV Capital, a venture capital partnership.	1991

Brenda J. Lauderback (3)	56	Former President of the Retail and Wholesale Group for Nine West Group, Inc.; Currently a director of Big Lots, Inc., Irwin Financial Corporation, Wolverine World Wide, Inc. and Denny’s Corporation.	2004

Michael A. Peel (2)	57	Senior Vice President, Human Resources and Corporate Services of General Mills, Inc.	2003

Jean-Michel Valette (1)(4)	46	Chairman of the Board of Directors of Peet’s Coffee and Tea, Inc.; Also a director of The Boston Beer Company.	1994

Directors not standing for election this year whose terms expire in 2009:

Christine M. Day (2)	45	Former President, Asia Pacific Group, Starbucks Coffee International.	2004

Stephen L. Gulis, Jr. (1)(4)	49	Executive Vice President, Chief Financial Officer and Treasurer, Wolverine World Wide, Inc.	2005

Ervin R. Shames (2)(3)	66	Former Chief Executive Officer of Borden, Inc. and Stride Rite Corporation; Currently a Lecturer at the University of Virginia’s Darden Graduate School of Business and a director of Online Resources Corporation and Choice Hotels International, Inc.	1996
_____________________
(1)	Member of the Audit Committee
(2)	Member of the Management Development and Compensation Committee
(3)	Member of the Corporate Governance and Nominating Committee
(4)	Member of the Finance Committee

Additional Information about Nominees and Other Directors

Thomas J. Albani has served as a member of our Board of Directors since February 1994. Mr. Albani served as President and Chief Executive Officer of Electrolux Corporation, a manufacturer of premium floor care machines, from June 1991 to May 1998. From September 1984 to April 1989, he was employed by Allegheny International Inc., a home appliance manufacturing company, in a number of positions, most recently as Executive Vice President and Chief Operating Officer.

David T. Kollat has served as a member of our Board of Directors since February 1994. Dr. Kollat has served as President and Chairman of 22 Inc., a research and consulting company for retailers and consumer goods manufacturers, since 1987. From 1976 until 1987, he served in various capacities for The Limited, a women's apparel retailer, including Executive Vice President of Marketing and President of Victoria's Secret Catalogue. Dr. Kollat also serves as a director of Big Lots, Inc., The Limited, Inc. and Wolverine World Wide, Inc.

William R. McLaughlin joined our company in March 2000 as President and Chief Executive Officer and as a member of our Board of Directors. In May 2004, Mr. McLaughlin was also named Chairman of our Board of Directors. From December 1988 to March 2000, Mr. McLaughlin served as an executive of PepsiCo Foods International, Inc., a snack food company and subsidiary of PepsiCo, Inc., in various capacities, including from September 1996 to March 2000 as President of Frito-Lay Europe, Middle East and Africa, and from June 1993 to June 1996 as President of Grupo Gamesa, S.A. de C.V., a cookie and flour company based in Mexico.

Christopher P. Kirchen has served as a member of our Board of Directors since December 1991. Mr. Kirchen is currently Managing General Partner of BEV Capital, a venture capital firm that he co-founded in March 1997. From 1986 to December 2002, he was a General Partner of Consumer Venture Partners, a venture capital firm and a former investor in our company. Mr. Kirchen also serves as a director of several privately held companies.

Brenda J. Lauderback was appointed to our Board of Directors in February 2004. Ms. Lauderback served as President of the Retail and Wholesale Group for the Nine West Group, Inc., a designer and marketer of women's footwear and accessories, from May 1995 until January 1998. Ms. Lauderback also serves as a director of Big Lots, Inc., Irwin Financial Corporation, Wolverine World Wide, Inc. and Denny’s Corporation.

Michael A. Peel has served as a member of our Board of Directors since February 2003. Mr. Peel has served as Senior Vice President, Human Resources and Corporate Services of General Mills, Inc., a manufacturer and marketer of packaged consumer foods, since 1991. From 1977 to 1991, Mr. Peel served in various capacities for PepsiCo, Inc., including as Senior Vice President, Human Resources for PepsiCo Worldwide Foods from 1987 to 1991.

Jean-Michel Valette has served as a member of our Board of Directors since October 1994. Mr. Valette is an independent adviser to branded consumer companies. In April 2005, Mr. Valette was named the Chairman (non-executive) of Robert Mondavi Winery and from October 2004 to April 2005 he served as President and Managing Director of Robert Mondavi Winery. Since January 2004 he has served as Chairman of the Board of Directors of Peet’s Coffee and Tea, Inc. From August 1998 to May 2000, Mr. Valette served as President and Chief Executive Officer of Franciscan Estates, Inc., a Napa Valley winery. He was a Managing Director of Hambrecht & Quist LLC, an investment banking firm, from October 1994 to August 1998 and served as a Senior Analyst at Hambrecht & Quist LLC from November 1992 to October 1994. Mr. Valette also serves as a director of The Boston Beer Company.

Christine M. Day was appointed to our Board of Directors in November 2004. From July 2004 until February 2007, Ms. Day served as President of Asia Pacific Group, Starbucks Coffee International. Prior to holding this position, she served as Senior Vice President, Starbucks Coffee International. From 1987 to 2003, Ms. Day served in various other capacities for Starbucks, including Senior Vice President, North American Finance and Administration; Senior Vice President, North American Strategic Business Systems; and Vice President of Sales and Operations for Starbucks foodservice and licensed concepts division.

Stephen L. Gulis, Jr., was appointed to our Board of Directors in July 2005. Since April 1996, Mr. Gulis has been the Executive Vice President, CFO and Treasurer of Wolverine World Wide, Inc. (WWW). From 1988 to 1996, Mr. Gulis served in various capacities with WWW, including CFO, Vice President of Finance, and Vice President Finance and Administration of the Hush Puppies Company. Prior to joining WWW, he served six years on the audit staff of Deloitte & Touche. Mr. Gulis also serves as a director for Independent Bank Corporation.

Ervin R. Shames has served as a member of our Board of Directors since April 1996. From April 1996 to April 1999, Mr. Shames served as Chairman of our Board of Directors. In May 2004, Mr. Shames also assumed the role of Lead Director under our Corporate Governance Principles. Since January 1995, Mr. Shames has served as an independent management consultant to consumer goods and services companies, advising on management and marketing strategy. Since 1996, he has been a Lecturer at the University of Virginia's Darden Graduate School of Business. From December 1993 to January 1995, he served as the Chief Executive Officer of Borden, Inc. and was President and Chief Operating Officer of Borden, Inc. from July 1993 until December 1993. From June 1990 to June 1992, he was the Chief Executive Officer of Stride Rite Corporation and from June 1992 to July 1993 he was Stride Rite's Chairman and Chief Executive Officer. From 1967 to 1989, Mr. Shames was employed by General Foods/Altria Companies in varying capacities including the presidencies of General Foods International, General Foods USA and Kraft USA. Mr. Shames serves as a director of Online Resources Corporation, Choice Hotels International, Inc. and several privately held companies.

Corporate Governance

Information about the Board of Directors and its Committees

The Board of Directors has determined that each of the following directors is an “independent director” as defined by applicable rules of the National Association of Securities Dealers (“NASD”):

Thomas J. Albani	Christine M. Day
Stephen L. Gulis, Jr.	Christopher P. Kirchen
David T. Kollat	Brenda J. Lauderback
Michael A. Peel	Ervin R. Shames
Jean-Michel Valette

The Board maintains four standing committees, including an Audit Committee, a Management Development and Compensation Committee, a Corporate Governance and Nominating Committee and a Finance Committee. Each of these Committees has a charter and each of these charters is included in the investor relations section of the company’s Web site at http://www.selectcomfort.com/investors. The members of each of these committees are identified in the table below.

Director	Audit Committee	Management Development and Compensation Committee	Corporate Governance and Nominating Committee	Finance Committee

Thomas J. Albani		X
Christine M. Day		X
Stephen L. Gulis, Jr.	X			Chair
Christopher P. Kirchen	X			X
David T. Kollat	X		X
Brenda J. Lauderback			X
Michael A. Peel		Chair
Ervin R. Shames		X	Chair
Jean-Michel Valette	Chair			X

The Board has determined that each member of the four Board committees meets the independence requirements applicable to those committees prescribed by the NASD, the Securities and Exchange Commission (“SEC”) and the Internal Revenue Service. The Board of Directors has further determined that three members of the Audit Committee, Jean-Michel Valette, Stephen L. Gulis, Jr. and David T. Kollat, meet the definition of “audit committee financial expert” as set forth in Item 401(h) of Regulation S-K promulgated by the SEC.

The Board of Directors met in person four times during 2006. The Audit Committee met in person or by telephone conference eight times during 2006. The Management Development and Compensation Committee met in person or by telephone conference three times during 2006. The Corporate Governance and Nominating Committee met in person or by telephone conference two times during 2006. The Finance Committee met in person or by telephone conference five times during 2006. All of the directors attended 75% or more of the meetings of the Board and all committees on which they served during fiscal 2006.

Audit Committee. The Audit Committee is comprised entirely of independent directors, currently including Jean-Michel Valette (Chair), Stephen L. Gulis, Jr., Christopher P. Kirchen and David T. Kollat. The Audit Committee provides assistance to the Board in satisfying its fiduciary responsibilities relating to accounting, auditing, operating and reporting practices of our company. The Audit Committee is responsible for providing independent, objective oversight with respect to our company’s accounting and financial reporting functions, internal and external audit functions, and systems of internal controls regarding financial matters and legal, ethical and regulatory compliance. The responsibilities and functions of the Audit Committee are further described in the Audit Committee Report beginning on page 44 of this Proxy Statement.

Management Development and Compensation Committee. The Management Development and Compensation Committee is comprised entirely of independent directors, currently including Michael A. Peel (Chair), Thomas J. Albani, Christine M. Day and Ervin R. Shames. The principal function of the Management Development and Compensation Committee is to discharge the responsibilities of the Board relating to compensation of the company’s executive officers. The responsibilities and functions of the Management Development and Compensation Committee are further described in the Compensation Discussion and Analysis beginning on page 20 of this Proxy Statement.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised entirely of independent directors, currently including Ervin R. Shames (Chair), David T. Kollat and Brenda J. Lauderback. The primary functions of the Corporate Governance and Nominating Committee are to:

•  Develop and recommend to the Board corporate governance principles to govern the Board, its committees, and our executive officers and employees in the conduct of the business and affairs of our company;

•  Identify and recommend to the Board individuals qualified to become members of the Board and its committees; and

•  Develop and oversee the annual Board and Board committee evaluation process.

Finance Committee. The Finance Committee is comprised entirely of independent directors, currently including Stephen L. Gulis, Jr. (Chair), Christopher P. Kirchen and Jean-Michel Valette. The primary functions of the Finance Committee are to:

•  Review and consult with senior management regarding financial matters, including the company’s financial condition, plans and strategies, investor relations strategies, cash management strategies, risk management strategies and legal and tax structure;

•  Review and consult with senior management regarding, and make recommendations to the Board regarding, the issuance or retirement of debt or equity, dividend policies and dividend declarations, stock splits and similar changes in capitalization and acquisitions, divestitures and joint ventures and the related financial strategies or arrangements; and

•  Review and consult with senior management regarding, and approve on behalf of the Board, the company’s cash investment policies, unbudgeted capital commitments and operating leases up to $5 million and stock repurchase authority (subject to limitations established by the Board from time-to-time).

Director Nominations Process

The Corporate Governance and Nominating Committee administers the process for nominating candidates to serve on our Board of Directors. The Committee recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at our annual meeting.

The Board has established selection criteria to be applied by the Corporate Governance and Nominating Committee and by the full Board in evaluating candidates for election to the Board. These criteria include:

•	Independence;

•	Integrity;

•	Experience and sound judgment in areas relevant to our business;

•	A proven record of accomplishment;

•	Willingness to speak one’s mind;

•	The ability to commit sufficient time to Board responsibilities;

•	The ability to challenge and stimulate management; and

•	Belief in and passion for our mission and vision.

The Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes considerations such as diversity, age and functional skills in relation to the perceived needs of the Board from time-to-time.

Since December 2002, we have added four new members to our Board of Directors, including Michael A. Peel, appointed in February 2003; Brenda J. Lauderback, appointed in February 2004; Christine M. Day, appointed in November 2004 and Stephen L. Gulis, Jr., appointed in July 2005. Each of these candidates was identified to provide additional functional expertise in one or more key areas to supplement the existing expertise of the Board. Each of these candidates was interviewed extensively by existing Board members and evaluated based on the criteria identified above.

The Corporate Governance and Nominating Committee may use a variety of methods for identifying potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or shareholders of the company. The Committee also has the authority under its charter to engage professional search firms or other advisors to assist the Committee in identifying candidates for election to the Board, or to otherwise assist the Committee in fulfilling its responsibilities. In February 2005, the Committee engaged the firm of Spencer Stuart to assist the Committee in identifying and evaluating potential future nominees for appointment or election to the Board.

Shareholder nominations of candidates for membership on the Board submitted in accordance with the terms of our Bylaws will be reviewed and evaluated by the Corporate Governance and Nominating Committee in the same manner as for any other nominations. Any shareholder who wishes the Committee to consider a candidate should submit a written request and related information to our Corporate Secretary. Under our Bylaws, if a shareholder intends to nominate a person for election to the Board of Directors at a shareholder meeting, the shareholder is required to give written notice of the proposed nomination to the Corporate Secretary at least 120 days prior to the first anniversary of the date that the company first released or mailed its proxy statement to shareholders in connection with the preceding year’s regular or annual meeting. The shareholder’s notice must include, for each nominee whom the shareholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the company that are beneficially owned by the nominee, and (iv) any other information concerning the nominee that would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee. The shareholder’s notice must also include: (i) the name and address of the nominating shareholder, as they appear on the company’s books, and (ii) the class and number of shares of the company that are owned beneficially and of record by the shareholder. The shareholder’s notice must also be accompanied by the proposed nominee’s signed consent to serve as a director of the company.

Shareholder Communications with the Board

Shareholders may communicate with the Board of Directors, its Committees or any individual member of the Board of Directors by sending a written communication to our Corporate Secretary at 6105 Trenton Lane North, Plymouth, MN 55442. The Corporate Secretary will promptly forward any communication so received to the Board, any Committee of the Board or any individual Board member specifically addressed in the communication. In addition, if any shareholder or other person has a concern regarding any accounting, internal control or auditing matter, the matter may be brought to the attention of the Audit Committee, confidentially and anonymously, by calling 1-800-835-5870, inserting the I.D. Code of AUDIT (28348) and following the prompts from the recorded message. The company reserves the right to revise this policy in the event that the process is abused, becomes unworkable or otherwise does not efficiently serve the purposes of the policy.

Policy Regarding Director Attendance at Annual Meeting

Our policy is to require attendance of all of our directors at our annual meeting of shareholders, except for absences due to causes beyond the reasonable control of the director. Ten of the eleven directors then serving on our Board were in attendance at our 2006 Annual Meeting of Shareholders.

Corporate Governance Principles

Our Board of Directors has adopted Corporate Governance Principles that were originally developed and recommended by the Corporate Governance and Nominating Committee. These Corporate Governance Principles are available in the investor relations section of the company’s Web site at http://www.selectcomfort.com/investors. Among these Corporate Governance Principles are the following:

Independence. A substantial majority of the members of the Board should be independent, non-employee directors. It is the responsibility of the Board to establish the standards for independence and the Board has followed the independence standards for companies listed on The NASDAQ Stock Market LLC - NASDAQ Global Select Market (“NASDAQ”). All of our directors are independent except for William R. McLaughlin, our Chairman and Chief Executive Officer. All Committees of the Board are composed entirely of independent directors.

The Audit Committee charter requires that the Audit Committee must review and approve any proposed or actual related party transaction that would be required to be disclosed by the company pursuant to Item 404 of Regulation S-K of the Federal securities laws.

In reaching its determination that all of the non-executive members of the Board of Directors are independent under the listing standards of the NASDAQ, the Board reviewed and discussed relationships involving two of our directors. Until May of 2006, Ervin R. Shames served as an advisory board member for a company that has provided limited e-commerce marketing services to the company since 2003. The amount of these services has been less than $60,000 per year and no transactions with this entity have occurred since March 2006. Christopher P. Kirchen serves on the board of a company that has provided public relations services to the company and the amount of these services was less than $4,000 in 2006. The decisions related to the use of these services is made below the senior management level and is not in any way influenced by the directors. For these reasons, the Board determined that these transactions did not prevent the directors from meeting the applicable independence standard.

Chairman and CEO Positions. At the present time, the Board believes that it is in the best interests of our company and its stakeholders for the positions of Chairman and CEO to continue to be combined and held by William R. McLaughlin. Mr. McLaughlin was first appointed as our President and CEO and as a member of our Board of Directors in March of 2000. In May of 2004, Mr. McLaughlin was also elected to serve as Chairman of the Board of Directors. The Board retains the right to review this determination and to either continue to maintain these positions as combined positions or to separate the positions, as the Board determines to be in the best interests of the company at the time. During any period in which the positions of Chairman and CEO are combined, the Board will appoint a Lead Director from among the independent members of the Board, who will have the responsibilities described below.

Lead Director - Role and Responsibilities. In addition to the regular duties and responsibilities applicable to all Board members, the Lead Director is responsible to:

•  Provide guidance to the Chair regarding the Board meeting schedule, seeking to ensure that independent directors can perform their duties responsibly and efficiently while not interfering with the flow of company operations;

•  Provide guidance to the Chair regarding the agendas for Board and Committee meetings;

•  In consultation with the Corporate Governance and Nominating Committee, advise the Chair regarding the composition of the various Board Committees, as well as the selection of Committee chairs;

•  Advise the Chair as to the quality, quantity and timeliness of the flow of information from company management that is necessary for the independent directors to effectively and responsibly perform their duties; although company management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material;

•  Coordinate, develop the agenda for and moderate the executive sessions of the Board’s independent directors; and

•  Act as principal liaison between the independent directors and the Chair on sensitive issues.

Classified Board Structure. Our Articles of Incorporation provide for a classified Board serving staggered terms of three years each. The Board will periodically review its classified Board structure in the context of other provisions and measures applicable to unsolicited takeover proposals with the objective of positioning the Board and the company to maximize the long-term value of our company for all shareholders.

Term Limits. To ensure an appropriate balance between new perspectives and experienced directors, it will be customary for non-employee directors to serve no more than 15 years. In exceptional cases, a director who has served 15 years may possess skills or experiences that are highly difficult to replace. In such cases, the term limits may be waived by a two-thirds vote of the Board. This waiver is required each time the director stands for re-election and, at such time, the Board will make a determination as to whether the director should be categorized as an independent director. No non-employee director shall stand for re-election after he or she reaches the age of 72.

Change in Responsibilities. The Board does not believe that Directors who retire or who have a change in their principal employment or affiliation after joining the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, through the Corporate Governance and Nominating Committee, to review the qualifications of the director for continued Board membership. Any Director who undergoes a material change in principal employment or affiliation is required to promptly notify the Chair of the Corporate Governance and Nominating Committee of the change.

Other Board or Audit Committee Service. The Board recognizes that service on other boards can in some circumstances limit the time that Directors may have to devote to fulfilling their responsibilities to the company. It is the Board’s guideline that no Director serve on more than a total of six public company boards (including the Select Comfort Board), and that no member of the company’s Audit Committee shall serve on more than a total of three public company audit committees (including the Select Comfort Audit Committee). If any Director exceeds or proposes to exceed these guidelines, the Director is required to promptly notify the Chair of the Corporate Governance and Nominating Committee and the committee will review the facts and circumstances and determine whether such service would interfere with the Director’s ability to devote sufficient time to fulfilling the Director’s responsibilities to the company.

CEO Service on Other Boards. The CEO shall not serve on more than two public company boards other than the Board of Directors of the company.

Board and Committee Evaluations. The Board believes that the company’s governance and the Board’s effectiveness can be continually improved through evaluation of both the Board as a whole and its committees. The Corporate Governance and Nominating Committee is responsible for annually evaluating effectiveness in these areas and reviewing the results and recommendations for improvement with the full Board.

Board Executive Sessions. Executive sessions or meetings of independent directors without management present will be held at least twice each year. At least one session will be to review the performance criteria applicable to the CEO and other senior managers, the performance of the CEO against such criteria, and the compensation of the CEO and other senior managers. Additional executive sessions or meetings of outside directors may be held from time-to-time as required. The Board’s practice has been to meet in executive session for a portion of each regularly scheduled meeting of the Board. Any member of the Board may request at any time an executive session without the presence of management.

Paid Consulting Arrangements. The Board believes that the company should not enter into paid consulting arrangements with independent directors.

Board Compensation. Board compensation should encourage alignment with shareholders’ interests and should be at a level equitable to comparable companies. The Management Development and Compensation Committee is responsible for periodic assessments to assure these standards are being met.

Share Ownership Guidelines for Executive Officers and Directors. The Board has established the stock ownership guidelines described below for executive officers and directors. For purposes of these guidelines, stock ownership includes the fair market value of (1) all shares of common stock owned (without regard to restrictions on transfer) and (2) vested stock options after taxes at an assumed individual effective tax rate of 40%. The fair market value of stock options shall mean the then-current market price less the exercise price.

•
Executive Officer Ownership Guidelines. Within five years of joining the company, the Chief Executive Officer is expected to achieve and maintain stock ownership equal to six times the CEO’s base salary and each of the other executive officers is expected to achieve and maintain stock ownership equal to three times the executive officer’s base salary.

•
Board Ownership Guidelines. Within five years of joining the company’s Board of Directors, each director is expected to achieve and maintain stock ownership equal to five times the director’s annual cash retainer.

•
Restrictions on Sale Pending Achievement of Ownership Objectives. Any director or executive officer that has not achieved the foregoing ownership objective will not be permitted to sell, during any period of 12 consecutive months, more than 25% of the number of shares owned (including vested stock options) at the beginning of such 12-month period. Exceptions to these restrictions on sale of shares may be granted by the Board in its sole discretion for good cause shown by any director or executive officer.

Conflicts of Interest. Directors are expected to avoid any action, position or interest that conflicts with an interest of the company, or that gives the appearance of a conflict. If any member of the Board becomes aware of any such conflicting or potentially conflicting interest involving any member of the Board, the director should immediately bring such information to the attention of the Chairman of the Board, the Chief Executive Officer and the General Counsel of the company.

Performance Goals and Evaluation. The Management Development and Compensation Committee is responsible for establishing the procedures for setting annual and long-term performance goals for the Chief Executive Officer and for the evaluation by the full Board of his or her performance against such goals. The Committee meets at least annually with the Chief Executive Officer to receive his or her recommendations concerning such goals. Both the annual goals and the annual performance evaluation of the Chief Executive Officer are reviewed and discussed by the outside directors at a meeting or executive session of that group. The Committee is also responsible for setting annual and long-term performance goals and compensation for the direct reports to the CEO. These decisions are approved by the outside directors at a meeting or executive session of that group.

Compensation Philosophy. The Board supports and, through the Management Development and Compensation Committee, oversees employee compensation programs that are closely linked to business performance and emphasize equity ownership.

Senior Management Depth and Development. The CEO reports to the Board, at least annually, on senior management depth and development, including a discussion of assessments, leadership development plans and other relevant factors.

Provisions Applicable to Unsolicited Takeover Attempts or Proposals. The Board will periodically review (not less often than every three years) the company’s Articles of Incorporation and Bylaws and various provisions that are designed to maximize shareholder value in the event of an unsolicited takeover attempt or proposal. Such review includes consideration of matters such as the company’s state of incorporation, whether the company should opt in or out of applicable control share acquisition or business combination statutes, and provisions such as the company’s classified Board structure. The objective of this review is to maintain a proper balance of provisions that will not deter bona fide proposals from coming before the Board, and that will position the Board and the company to maximize the long-term value of our company for all shareholders.

Shareholder Approval of Equity-Based Compensation Plans. Shareholder approval will be sought for all equity-based compensation plans.

Director Continuing Education. Board members are strongly encouraged to attend at least one continuing education seminar related to Board service every two years. Board members should endeavor to attend seminars that are sponsored or accredited by nationally recognized organizations, such as National Association of Corporate Directors (NACD) or Institutional Shareholder Services (ISS).

The company will reimburse Board members for the cost of attending up to one continuing education program per year, including the cost of tuition plus travel, lodging and meals expenses consistent with the company’s expense reimbursement policy, with a maximum expenditure of $10,000 per Board member per two-year period.

Board members attending a continuing education seminar at the company’s expense will be expected to circulate to each of the other members of the Board a summary of relevant information from the seminar.

Code of Conduct

We have developed and circulated to all of our employees a Code of Business Conduct addressing legal and ethical issues that may be encountered by our employees in the conduct of our business. Among other things, the Code of Business Conduct requires that our employees comply with applicable laws, engage in ethical and safe conduct in our work environment, avoid conflicts of interests, conduct our business with integrity and high ethical standards, and safeguard our company’s assets. A copy of the Code of Conduct is included in the investor relations section of our Web site at http://www.selectcomfort.com/investors.

Employees are required to report any conduct that they believe in good faith violates our Code of Business Conduct. The Code of Business Conduct also sets forth procedures under which employees or others may report through our management team and, ultimately, directly to our Audit Committee (confidentially and anonymously, if so desired) any questions or concerns regarding accounting, internal accounting controls or auditing matters.

All of our employees are required to certify annually their commitment to abide by our Code of Business Conduct. We also provide training in key areas covered by the Code of Business Conduct to help our employees to comply with their obligations.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section provides (1) an overview of the Management Development and Compensation Committee of our Board of Directors, (2) a discussion of the philosophy and objectives behind our compensation programs for senior management, and (3) a discussion of each material element of these compensation programs and the process used to determine the amounts of these elements.

Overview of the Management Development and Compensation Committee

The Management Development and Compensation Committee of the Board of Directors (the “Committee”) is comprised entirely of independent, non-employee directors. The primary purpose of the Committee is to discharge the responsibilities of our Board relating to executive compensation and development of current and future leadership resources. The responsibilities of the Committee include:

•  Establishment of compensation strategies, processes, and programs for the Chief Executive Officer and other executive officers that motivate and reward superior company performance.

•  Leadership of the Board of Directors’ process to annually evaluate the performance of the Chief Executive Officer.

•  Review and approval of all compensation elements for the Chief Executive Officer and other executive officers including base salaries, annual incentive awards, stock grants, benefits, and perquisites.

•  Administration of the annual incentive plan, long-term incentive plans, employee stock purchase plan, and major employee benefit programs.

•  Review of management development progress, organizational strategy, succession planning for key leadership positions, and overall talent depth to assure that talent formation processes are consistent with the company’s aggressive growth goals.

The Committee has the authority under its charter to retain and consult with independent advisors to assist the Committee in fulfilling these responsibilities and duties. To help monitor and maintain the independence of these advisors, the charter also provides that the use by the company of any of these advisors for any work other than that expressly commissioned by the Committee must be approved in advance by the Committee. During fiscal 2006, the Committee engaged Towers Perrin, a global human resources consulting firm, as its independent compensation consultant.

The Committee usually meets in person four times per year in conjunction with quarterly meetings of the full Board, and also convenes additional meetings by telephone conference as needed. The Chairman of the Committee works with members of our senior management team and with the Committee’s independent compensation consultant to determine the agenda for each meeting. Following the development of the agenda, members of senior management and our human resources department, sometimes with the assistance of the Committee’s independent compensation consultant, prepare materials for each meeting of the Committee. These materials are reviewed with the Chair of the Committee in advance of distribution to the entire Committee.

Our Chief Executive Officer, other members of our management team and the Committee’s independent compensation consultant may be invited to attend all or a portion of a Committee meeting, depending on the nature of the agenda. The Committee also typically meets in executive session without any members of management present.

Neither our Chief Executive Officer nor any other member of management votes on any matters before the Committee. The Committee, however, solicits the views of our Chief Executive Officer on compensation matters generally, and particularly with respect to the compensation of members of the senior management team reporting to the Chief Executive Officer. The Committee also solicits the views of other members of senior management and our human resources department with respect to key compensation elements generally and broad-based employee benefit plans.

Compensation Philosophy and Objectives

•  Competitive Compensation. As a growth-oriented company, we need to attract, retain and motivate executives and key employees with the capability to enable us to achieve significantly greater scale. We therefore benchmark our compensation against companies with revenue levels of the same size and larger.

•  Performance-Based Compensation. We favor variable compensation tied to company results over fixed compensation. We target base salary compensation at the market median, with the opportunity to earn total compensation above the market median when company performance is competitively superior.

•  Reward both Company-Wide and Individual Achievement. In determining short-term and long-term incentive awards, primary emphasis is placed on company performance. However, significant differentiation can occur in both merit increase awards and in long-term equity awards based on individual performance and potential.

•  Emphasize Stock Ownership. We believe that employee stock ownership is a valuable tool to align the interests of employees with those of shareholders. The company has established specific stock ownership objectives for company officers as well as for members of the Board of Directors. The company provides a variety of means for broader stock ownership by employees at all levels, including through our long-term incentive plans, our 401(k) retirement savings plan and our employee stock purchase plan.

Compensation Program Elements

Our compensation program for senior management currently consists of (1) base salary, (2) annual cash incentive compensation, (3) long-term equity-based incentive compensation, (4) severance compensation upon termination of employment without cause, (5) broad-based benefits plans available to other employees generally, and (6) limited perquisites. In addition, we impose stock ownership requirements on senior management, described further below. We do not have employment agreements that provide for continued employment for any period of time.

The Committee annually reviews the company’s total compensation program for the Chairman and Chief Executive Officer and for each of the company’s Senior Vice Presidents. The independent compensation consultant provides the Committee with relevant market data and trends and alternatives to consider as the Committee makes compensation decisions relative to the company’s executive officers.

In making compensation decisions, the Committee reviews multiple survey sources provided by the independent compensation consultant, including Towers Perrin's 2006 Compensation Data Bank - General Executive Report and Retail/Wholesale Executive Report; Watson Wyatt's 2006/2007 Industry Report on Top Management Compensation; and William M. Mercer's 2006 Benchmark Database Executive Survey Report. The Committee compares each element of total compensation against a market estimate derived from this survey data, which is adjusted by regression analysis to account for company size. In addition, the Committee compares each element of compensation to a peer group of publicly traded companies. This peer group, which is reviewed and updated annually, consists of companies against which we believe we compete for talent and for shareholder investments. The companies included in the peer group considered as part of our compensation decisions in 2007 are:

• Arctic Cat Inc.	• La-Z-Boy Incorporated
• Bed Bath & Beyond Inc.	• Leggett & Platt, Incorporated
• The Bombay Company, Inc.	• Nautilus, Inc.
• Cache, Inc.	• Pier 1 Imports, Inc.
• Callaway Golf Company	• Polaris Industries Inc.
• Chico’s FAS, Inc.	• Restoration Hardware, Inc.
• Christopher & Banks Corporation	• Sealy Corporation
• Coach, Inc.	• Sharper Image Corporation
• Cost Plus, Inc.	• Starbucks Corporation
• Donaldson Company, Inc.	• Tempur-Pedic International Inc.
• Dorel Industries Inc.	• Tennant Company
• Ethan Allen Interiors Inc.	• The Toro Company
• Furniture Brands International, Inc.	• Williams-Sonoma, Inc.
• Haverty Furniture Companies, Inc.

Because of the wide range in size among the companies in the peer group, with our annual revenues at approximately the 25th percentile of the peer group, regression analysis is used to adjust the compensation data for differences in company revenues. The adjusted data is used as the basis of comparison of senior management compensation between our company and the companies in the peer group.

With the assistance of the independent compensation consultant, the Committee values the total compensation of the executive officers in two ways, including the “targeted opportunity” and the current actual pay. The targeted opportunity includes current base salary, targeted annual incentive compensation and the most recent equity awards valued at the actual grant price. The current actual pay includes current salary, the most recent actual bonus and most recent equity awards valued on the basis of the average price over the last six months. The competitive position of the compensation for the executive officers is considered from both of these perspectives.

Base Salary. Base salaries for our executive officers are reviewed annually, shortly after the end of each fiscal year. In order to enable the company to attract and retain executive officers who will enable us to build a significantly larger enterprise, the Committee seeks to benchmark base salaries at the median of the general industry survey data, as adjusted by regression analysis to account for company size.

In addition to the broad industry market data and comparisons with the peer group noted above, the Committee considers other factors in arriving at or adjusting each executive officer’s base salary, including: (1) each executive officer’s scope of responsibilities; (2) each executive officer’s qualifications, skills and experience; (3) internal pay equity among senior executives; and (4) individual job performance, including both impact on current financial results and contributions to building longer-term competitive advantage and shareholder value. Annual increases in base salary are primarily driven by the Committee’s evaluation of individual performance.

Annual Cash Incentive Compensation. We provide annual cash incentive compensation for executive officers and other employees under our Executive and Key Employee Incentive Plan (the “Annual Incentive Plan”). The Annual Incentive Plan is designed to drive company-wide performance for the relevant fiscal year at or above our stated long-term growth and profitability objectives. Consistent with the company’s performance-based compensation philosophy, the Board seeks to set its company-wide financial performance objectives so as to achieve above-median performance relative to the company’s peer group. The Committee then seeks to set annual cash incentive targets so that achievement of above-median performance will enable the executives to achieve above-median total cash compensation.

At the beginning of each fiscal year, the Committee determines the three principal elements of the Annual Incentive Plan for the coming fiscal year: (1) the performance goals; (2) the target bonus levels, expressed as a percentage of base salary; and (3) the split between company-wide performance goals and individual performance goals (if any). Actual bonus payments are increased above the target bonus levels for results that exceed the performance goals and are decreased below the target bonus levels, and may be reduced to zero, for results that do not fully meet the goals, with the amount of the increase or decrease based on a sliding scale determined by the Committee.

•  Performance Goals. The Committee determines both the type and the amount of the performance goals for each year. The Annual Incentive Plan limits the types of performance goals to quarterly or annual sales growth or volume, net operating profit before tax, cash flows, earnings per share, return on capital employed, and/or return on assets.

In the several years immediately prior to the establishment of the Annual Incentive Plan in 2001, the company had experienced stagnating growth and operating losses. As a result, since the inception of the Annual Incentive Plan, the Committee has selected company-wide annual net operating profit as the primary performance goal based on its belief that this performance measure provides a balanced focus on both revenue growth and improved profitability. For 2005 and 2006, the Committee also added company-wide unit sales growth as a secondary performance goal. For 2007, the Committee has again established company-wide net operating profit as the primary performance goal and has established an extraordinary revenue growth target as a secondary performance goal (provided that a minimum level of net operating profit as a percentage of net sales is maintained).

As noted above, the amount of the performance goals, i.e., the amount of net operating profit required to be achieved for bonuses at the target level, is designed to reflect above-median performance relative to the company’s peer group. The Committee believes that the performance goals have generally met this standard as the targets have been exceeded in three of the last five fiscal years, and have not been met in two of the last five fiscal years, while the company has significantly outperformed its industry and delivered cumulative average growth rates in net sales and earnings per share of 24% and 45%, respectively, over the last five fiscal years.

In 2005, the company achieved both competitively superior net operating profit growth of 38%, and also achieved its secondary unit sales growth target, resulting in payments at 133% of the target bonus levels described above. In 2006, the company fell short of its profit growth objective (while still achieving growth in earnings per share on a like-for-like accounting basis of 23%), and did not achieve its unit growth objective, resulting in bonus payments at 83% of the target bonus levels.

In 2006, the Committee exercised its discretion and adjusted the performance target to account for two items that were not contemplated when the annual performance targets were first established at the beginning of the year. The Committee reduced the targeted net operating profit level by approximately $1.9 million to offset a correction in warranty accruals recognized in our 2006 consolidated results of operations to include freight costs which had not been included in prior periods and by approximately $0.4 million to offset incremental expenses arising from the special five-year stock option grant to the company’s Chairman and CEO discussed in greater detail below. The Committee did not adjust the performance target for approximately $6.0 million in asset impairment charges taken during the third and fourth quarter of 2006 related to the write-off of systems development work due to the decision to pursue an SAP-based information technology architecture and the difference between the fair value and net book value of certain impaired store assets, which resulted in the reduction of bonus payments from approximately 98% of targeted levels to 83% of targeted levels.

For 2007, the Committee has established net operating profit of $90.1 million, which represents growth of 20% versus 2006 (as adjusted for the two items noted in the preceding paragraph that reduced the 2006 target), as the performance benchmark for payment of bonuses at target levels, which the Committee believes would reflect above-median pay for above-median performance. Actual results above the net operating profit goal would result in a 3.5% increase in the bonus payment for each 1% increase in net operating profit. Actual results below the net operating profit goal would result in a 2.5% decrease in bonus payment for each 1% decrease in net operating profit. The steeper slope for above-target performance reflects the Committee’s objective of payment of above-median compensation for above-median performance. If the 2007 net operating profit is at or below $75.1 million, which would represent no growth versus 2006, no incentive compensation would be payable under the Annual Incentive Plan.

The 2007 Annual Incentive Plan design also provides for an additional 15% increase in the bonus payout if net sales meet or exceed the company’s stretch objective of $1 billion (which would represent 24% top-line growth versus 2006) and net operating profit is at least 10% of net sales (versus 9% of net sales for 2006). The Committee believes that this is an effective means of aligning the entire organization behind achievement of an important strategic milestone.

•  Target Bonus Levels. The target bonus level for the CEO has been set at 75% of base salary for each year since 2002. The target bonus level for each of the other named executive officers has been set at 55% of base salary for each year since 2003. These target bonus levels were initially benchmarked against high growth companies of the same size and larger and these target bonus levels are reviewed annually against these benchmarks. As noted above, these target bonus levels, when combined with the performance goals established by the Committee are designed to deliver above-median total cash compensation for above-median performance relative to the company’s peer group.

•  Split between Company-Wide Goals and Individual Goals. The Annual Incentive Plan specifies that, for senior executive officers, at least 75% of any award must be based on objective company-wide performance goals and not more than 25% of any award may be based on objective individual performance goals. Since the inception of the Annual Incentive Plan, the Committee has based awards payable to senior executives entirely on objective company-wide performance goals. The Committee believes that this approach has properly focused the senior management team on delivery of common, company-wide objectives aligned with the interests of our shareholders. The Committee has elected to recognize and reward strong individual performance through merit increases in base salary and through enhanced equity awards, rather than through establishment of individual goals under the Annual Incentive Plan.

In order to enable compensation paid under our Annual Incentive Plan to qualify for an exemption from limits on deductibility of compensation in excess of $1 million under Internal Revenue Code section 162(m) and related regulations, we have chosen to submit the material terms of the performance goals under the Annual Incentive Plan to our shareholders for approval every five years. Our shareholders initially approved the material terms of these performance goals in 2001 and approved them again in 2006.

Long-Term Equity-Based Incentive Compensation. We make long-term incentive compensation available to our executive officers, as well as to many of our other employees, in the form of stock options, restricted stock awards and performance stock awards. Through the grant of these equity incentives, we seek to align the long-term interests of our executives and other employees with the long-term interests of our shareholders by creating a strong and direct linkage between compensation and shareholder return. We further seek to enable executives and other key employees to achieve significant ownership in our company, thereby improving our ability to retain executives and other key employees. As we offer no pension or defined benefit retirement plan, long-term equity-based incentive grants are an important element in enabling our employees at all levels to build savings for retirement.

Executive officers and other employees are eligible for equity-based grants upon joining the company and thereafter on an annual basis. The annual long-term equity-based awards are typically granted in late February or early March of each year, following the completion of our annual audit and release of our earnings for the prior fiscal year, and coinciding with our annual performance review process and our first quarter Board meeting.

Historically, stock option grants have been the primary form of equity-based incentives granted to our executives and other key employees. In 2003, we began to grant restricted stock awards to certain executives and other key employees for retention and recognition purposes and to further align the interests of these employees with those of our shareholders. In 2005, we began to grant performance stock awards to executive officers, vice presidents and director-level employees, with the mix of annual awards for these employees targeted at 75% in the form of stock options and 25% in the form of performance stock awards. Key employees below the director level receive equity compensation grants exclusively in the form of restricted stock. With the adoption of stock option expensing in 2006, we believe the increased use of restricted stock and performance stock provides an effective means of delivering variable, performance-based equity compensation to our employees.

Restricted stock awards represent full share grants that become fully vested and owned by the employee free of restrictions only at the end of four years from the date of grant, provided the employee continues in service with the company.

Performance stock awards are essentially similar to restricted stock awards, with the number of shares that may ultimately vest to the employee determined on the basis of the company’s performance against net operating profit targets in the year of grant. The number of shares may be increased by up to 50% or decreased by up to 75% for above or below-plan performance in the year of grant. The table below sets forth the award multipliers for each level of performance against our net operating profit goals. The performance bands set forth below have been tightened from the performance bands used in 2005 and 2006, during which no adjustments resulted for performance between 90% and 110% of the net operating profit target.

Actual Net Operating Profit as a Percentage of Bonus Payout Target	Award Multiplier

>125%	1.50X
>115% to 125%	1.25X
>105% to 115%	1.10X
>95% to 105%	1.00X
>85% to 95%	0.90X
>75% to 85%	0.80X
>65% to 75%	0.75X
≤65%	0.25X

The net operating profit targets are aligned with our long-term growth and profitability objectives and our Annual Incentive Plan goals, which the Board and the Committee seek to maintain above the median performance level among the company’s peer group. As with restricted stock awards, the performance stock awards become fully vested only at the end of four years from the date of grant, provided the employee continues in service with the company.

All stock option grants have an exercise price equal to 100% of the fair market value of the common stock on the date of grant. Historically, our stock option grants have typically become exercisable over a period of three years from the date of grant. Since 2005, all new stock option grants become exercisable over a period of four years in equal annual increments. Stock options typically remain exercisable for a period of 10 years from the date of grant, so long as the employee continues in service with our company.

Beginning in 2007, all annual stock option grants for director-level employees and above are planned to be “performance-based” using the same structure and the same net operating profit performance goals as are used for our performance stock awards and our annual incentive compensation as described above. Under this structure, the number of shares underlying the stock option grants may be increased by up to 50% or decreased by up to 75% for above or below-target performance in the year of grant. For example, if the company achieves between 115% and 125% of its net operating profit target in the year of the grant, the number of shares underlying the option would be increased to 1.25 times the number of targeted shares. If the company achieves between 75% and 85% of its net operating profit target in the year of the grant, the number of shares underlying the option would be decreased to 0.80 times the number of targeted shares.

In determining the amount of long-term incentive awards to be granted, the Committee considers a variety of criteria, including:

•  Organizational Performance, including historical total shareholder returns (both one- and five-year perspectives), net sales and earnings growth relative to internal targets and external peer comparisons, and strategic accomplishments.

•  Individual Performance, including levels of responsibility and impact on both our current results and our long-term competitive position. Our equity-based incentive grants have generally been the vehicle to provide the most meaningful differentiation in rewards for individual performance, rather than our Annual Incentive Plan.

•  Market Competitive Data, including our executive officers’ current competitive position, both individually and in the aggregate, intended market competitive position, and market trends.

•  Prior Awards, including both the number of units awarded and the expected values, to evaluate the company’s ability to retain the executive officer.

In the first quarter of 2006, the Board sought and received a commitment from William R. McLaughlin to remain in his position as Chairman and CEO of the company for at least five more years. In exchange for this commitment, the Board made a one-time grant of options representing five times Mr. McLaughlin’s normal annual grant, all of which options cliff-vest at the end of five years (rather than vesting pro rata over four years as is standard for the company’s recent stock option grants). The Committee contemplates no additional stock option grants to Mr. McLaughlin during the five-year vesting period of these options.

The Board sought this commitment and made this extraordinary, one-time grant of stock options both in recognition of Mr. McLaughlin’s exceptional performance and contributions to the growth and profitability of our company, and to provide longer-term stability for organizational capability building and succession planning. The Committee believes that significant depth and capability have been brought to the senior management team over the last two years and stability in top leadership is critical to continuing our company’s outstanding performance momentum and building organizational capability at all levels of our company.

Severance Compensation. In February of 2007, the Committee adopted the Select Comfort Corporation Executive Severance Pay Plan (the “Severance Plan”). The Severance Plan establishes severance benefits payable to the CEO and other executive officers upon termination of their employment by the company without cause. Under the Severance Plan, upon termination of employment by the company without cause, the CEO would be entitled to a base amount of severance pay equal to two times the sum of (i) annual base salary and (ii) annual target bonus, plus a pro rata target bonus for the year of termination. Each of the other named executive officers, upon termination of employment by the company without cause, would be entitled to a base amount of severance pay equal to one times the sum of (i) annual base salary and (ii) annual target bonus, plus a pro rata target bonus for the year of termination.

In addition to the base severance compensation described above, the Severance Plan provides for reimbursement of the cost of “COBRA” medical and dental continuation coverage, less the amount paid by an active full-time employee for the same level of coverage, until the earlier of: (i) the end of the period of time reflected in the base severance compensation (i.e., two years for CEO and one year for the other named executive officers); (ii) the end of the participant’s eligibility for COBRA continuation coverage; or (iii) the date the participant becomes eligible to participate in another group medical plan or dental plan, as the case may be.

Though not specified in the Severance Plan, the company’s practice is to support a terminated executive’s efforts to obtain future employment by contracting with a professional outplacement firm at competitive rates to provide individual consultation services during the severance period.

Severance benefits are only payable following the eligible employee’s termination of employment by the company without cause. No severance payment would be triggered solely by a change in control of the company. The Severance Plan does provide, however, that during a 24-month period following a change in control of the company, the company may not terminate the Severance Plan and may not reduce the severance benefits payable to participants who are employed by the company immediately prior to the change in control.

The Severance Plan was adopted in order to establish consistent severance benefits for our senior executives and to establish a plan that would comply with anticipated new regulations under Internal Revenue Code Section 409A applicable to deferred compensation. Prior to the adoption of the Severance Plan, some but not all of our senior executives were entitled to severance benefits pursuant to employment offer letters negotiated at the time of hire. The Severance Plan provides more uniform benefits across the senior management team and benefits that are generally similar to the benefits payable under individual offer letters. No participant would receive less under the Severance Plan than he or she would be entitled to under his or her individual offer letter, and any such payment under an individual offer letter would be deducted from the amount payable under the Severance Plan.

In developing the Severance Plan and determining the benefits payable under the Severance Plan, the Committee considered benchmark data received from the independent consultant related to a retail industry peer group, and concluded that the benefits payable under the Severance Plan are generally at or below the peer group benchmarks.

The company’s stock option plans provide for acceleration of vesting of equity awards upon a change in control of the company as defined in the plans, which we believe is a standard provision for most publicly traded companies. This provision enables executives to protect their equity position in the event a change in control results in significant change in direction of the company.

The employment offer letters for two of the named executive officers recently added to the senior management team, Kathryn V. Roedel and J. Douglas Collier, provide for acceleration of the vesting of their initial grant of stock options upon termination of their employment by the company without cause.

Benefits and Perquisites. Our executive officers generally receive the same menu of benefits as are available to our other full-time employees, other than the two executive benefits described below.

All of our full-time employees age 21 and older are eligible to participate in our 401(k) retirement savings plan. The 401(k) plan includes company stock as an investment option, providing another opportunity for our senior executives and other employees to build stock ownership in our company. The company provides a guaranteed match of 100% of the first 2% contributed by employees and 50% of the next 4% contributed by employees. The company match portion is subject to vesting at the rate of 25% per year over the first four years of the participant’s employment.

Our director-level and above employees may defer a portion of their compensation under a non-qualified deferred compensation plan that offers a range of investment options similar to those available under our 401(k) plan. The company does not contribute any additional compensation to this plan.

As we offer no pension plan or defined benefit retirement plan, we believe the 401(k) plan and the non-qualified deferred compensation plan are important elements in retirement planning for executives and other employees.

We generally avoid special executive perquisites. We do offer two executive benefits that are designed to address specific corporate purposes.

First, members of our senior management team are required to periodically undergo a comprehensive physical examination. The company offers several options to complete this requirement, which generally range in cost from $1,600 to $6,000. These costs, after insurance coverage, are paid by the company and constitute taxable wages to the executive that are not “grossed up” for tax purposes. This benefit is designed to promote preventive care, enhance the health and wellness of senior management and to catch potential health issues at an early stage.

Second, members of our senior management team, including the CEO and all senior vice presidents, are eligible for reimbursement of expenses for tax and financial planning services up to $7,500 per year for the CEO and up to $4,000 per year for senior vice presidents. Amounts reimbursed under this benefit represent taxable wages that are not “grossed up” for tax purposes. This benefit is designed to enhance executive management of compensation, to avoid distraction of members of the senior management team and to promote tax compliance.

Chief Executive Officer Compensation and Performance

The compensation for William R. McLaughlin, our Chairman and Chief Executive Officer, consists of an annual base salary, annual cash incentive compensation and long-term equity-based incentive compensation. The Committee determines the level for each of these compensation elements using methods consistent with those used for the company’s other senior executives, including the assessment of Mr. McLaughlin’s performance and review of competitive benchmark data. The Committee evaluates Mr. McLaughlin’s performance by soliciting input from all members of the Board as well as other members of the senior management team. The Board also assesses Mr. McLaughlin’s performance against objectives incorporating key operational and strategic factors, including growth, profitability, product innovation, advancement of strategic initiatives, organizational development and investor relations. Mr. McLaughlin’s performance against these objectives is a major consideration in determining his annual increase in base pay and annual long-term incentive award.

Based on the Board’s evaluation of Mr. McLaughlin’s performance in 2006 and in prior years, the Committee approved an increase in Mr. McLaughlin’s base salary to $690,000, maintained his target bonus level at 75% of base salary and granted to Mr. McLaughlin 37,500 shares of restricted common stock under a performance stock award. The Committee believes that these compensation elements are commensurate with Mr. McLaughlin’s performance for the most recent fiscal year as well as prior years and that Mr. McLaughlin’s compensation is well-aligned with competitive benchmarks.

Stock Ownership Guidelines

Under stock ownership guidelines established by the Board, within five years of joining the company, the CEO is expected to achieve and maintain stock ownership equal to six times the CEO’s base salary and each of the other executive officers is expected to achieve and maintain stock ownership equal to three times the executive officer’s base salary. For purposes of these guidelines, stock ownership includes the fair market value of (1) all shares of common stock owned (without regard to restrictions on transfer) and (2) vested stock options after taxes at an estimated effective tax rate of 40%. The fair market value of stock options shall mean the then-current market price less the exercise price.

Any executive officer who has not achieved the foregoing ownership objective will not be permitted to sell, during any period of 12 consecutive months, more than 25% of the number of shares owned (including vested stock options) at the beginning of such 12-month period. Exceptions to these restrictions on sale of shares may be granted by the Board in its sole discretion for good cause shown by any executive officer.

Tax and Accounting Implications

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code requires that we meet specific criteria, including stockholder approval of certain stock and incentive plans, in order to deduct, for federal income tax purposes, compensation over $1 million per individual paid to our Chief Executive Officer and each of our four other most highly compensated executives. Our equity-based incentive plans and our annual cash bonus plan are designed to permit the grant and payment of equity or cash incentive awards that are fully deductible as performance-based compensation under the Internal Revenue Code. In reviewing and adopting other executive compensation programs, the Committee plans to continue to consider the impact of Section 162(m) limitations in light of the materiality of the deductibility of potential benefits and the impact of such limitations on other compensation objectives. Because the Committee seeks to maintain flexibility in accomplishing our company's compensation goals, however, it has not adopted a policy that all compensation must be fully deductible.

Accounting for Stock-Based Compensation. In 2006, the company began accounting for stock-based compensation payments in accordance with the requirements of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123R”). SFAS 123R requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the preceding Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Management Development and Compensation Committee

Michael A. Peel, Chair
Thomas J. Albani
Christine M. Day
Ervin R. Shames

Summary Compensation Table

The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 30, 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non- Equity Incentive Plan Compensa- tion(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William R. McLaughlin(3) Chairman and CEO	2006	$657,308	---	$402,316	$1,691,515	$409,174	---	$ 21,057	$3,181,370

James C. Raabe(4) SVP and CFO	2006	$268,077	---	$ 89,853	$ 179,088	$122,377	---	$ 16,483	$ 675,878

Kathryn V. Roedel(5) SVP, Global Supply Chain	2006	$259,231	---	$ 48,496	$ 267,114	$118,339	---	$165,279	$ 858,459

Scott F. Peterson(6) SVP, Human Resources	2006	$219,231	---	$ 57,293	$ 358,239	$100,079	---	$ 17,308	$ 752,150

J. Douglas Collier(7) SVP, Chief Marketing Officer	2006	$274,231	---	$ 49,658	$ 276,506	$125,186	---	$ 19,002	$ 744,583

(1) Reflects amounts recognized in 2006 for financial statement reporting purposes in accordance with SFAS 123R (excluding estimates for forfeitures) related to stock awards (in column (e)) and option awards (in column (f)) and may include amounts for awards granted in 2006 or in prior years. Assumptions used in the calculation of these amounts are described in Note 7 of the Notes to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2007.

(2) Represents annual incentive compensation earned in 2006, the payment of which occurred in February 2007, under the Select Comfort Corporation Executive and Key Employee Incentive Plan.

(3) All other compensation includes the costs of (i) the executive’s participation in the company’s annual sales incentive trip in the amount of $3,842 (including tax reimbursement of $1,257); (ii) reimbursement for personal financial planning and tax advice; (iii) company-sponsored physical exam; and (iv) company contribution to the executive's 401(k) account.

(4) All other compensation includes the costs of (i) the executive’s participation in the company’s annual sales incentive trip in the amount of $7,683 (including tax reimbursement of $2,512); and (ii) company contribution to the executive's 401(k) account.

(5) All other compensation includes the costs of (i) reimbursement of relocation expenses in the amount of $155,363 (including tax reimbursement of $37,547); (ii) company-sponsored physical exam; and (iii) company contribution to the executive's 401(k) account.

(6) All other compensation includes the costs of (i) the executive’s participation in the company’s annual sales incentive trip in the amount of $7,683 (including tax reimbursement of $2,512); (ii) reimbursement for personal financial planning and tax advice; and (iii) company contribution to the executive's 401(k) account.

(7) All other compensation includes the costs of (i) the executive’s participation in the company’s annual sales incentive trip in the amount of $7,683 (including tax reimbursement of $2,512); (ii) reimbursement for personal financial planning and tax advice; (iii) company-sponsored physical exam; and (iv) company contribution to the executive's 401(k) account.

Grant of Plan-Based Awards

The following table summarizes grants of equity and non-equity plan-based awards to each of the named executive officers during the fiscal year ended December 30, 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
									All
								All	Other		Grant
								Other	Option		Date
		Estimated Future Payouts			Estimated Future Payouts			Stock	Awards:		Fair
		Under Non-Equity Incentive			Under Equity Incentive			Awards:	Number		Value
		Plan Awards(1)			Plan Awards(2)			Number	of	Exercise	Of
								of	Securities	or Base	Stock
								Shares	Under-	Price of	and
		Thresh-		Maxi-	Thresh-		Maxi-	of Stock	lying	Option	Option
	Grant	old	Target	mum	old	Target	mum	or Units	Options(3)	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(4)
William R. McLaughlin		$231,701	$492,981	$1,000,000				---
	3/2/2006				7,500	37,500	56,250				$ 924,375
	3/2/2006								562,500	$24.65	$7,416,844
James C. Raabe		$ 69,298	$147,442	$ 368,605				---
	3/2/2006				1,200	6,000	9,000				$ 147,900
	3/2/2006								30,000	$24.65	$ 376,146
Kathryn V. Roedel		$ 67,011	$142,577	$ 356,443				---
	3/2/2006				900	4,500	6,750				$ 110,925
	3/2/2006								22,500	$24.65	$ 282,110
Scott F. Peterson		$ 56,671	$120,577	$ 301,443				---
	3/2/2006				900	4,500	6,750				$ 110,925
	3/2/2006								22,500	$24.65	$ 282,110
J. Douglas Collier		$ 70,889	$150,827	$ 377,068				---
	3/2/2006				900	4,500	6,750				$ 110,925
	3/2/2006								22,500	$24.65	$ 282,110

(1) This represents the annual cash incentive opportunity for 2006 under the Select Comfort Corporation Executive and Key Employee Incentive Plan. The actual amounts paid out under this plan for 2006 are reported in column (g) of the Summary Compensation Table. The threshold reflects the amount that would be payable under the plan if the minimum performance level is achieved. If the minimum performance level for payment of the threshold amount is not achieved, then no bonus would be payable under the plan.

(2) These awards represent performance stock awards described in greater detail in the Compensation Discussion and Analysis under the heading, “Long-Term Equity-Based Incentive Compensation.” The target number of shares is adjusted between the threshold and the maximum based on company performance in the year of grant. The adjusted amount of the award then fully vests after four years from the grant date. In the event of a change in control, the adjusted amount of the award would become immediately fully vested. If any dividends are paid on our common stock, the holders of the performance stock awards would receive dividends at the same rate as paid to other shareholders if and when the performance stock award becomes fully vested.

(3) These awards represent stock options with an exercise price equal to the average of the high and the low trading prices of the company’s common stock on the grant date. The options become exercisable at the rate of 25% each year beginning on the first anniversary of the grant date, except for the options granted to Mr. McLaughlin, all of which options cliff-vest at the end of five years from the grant date. These options remain exercisable for up to 10 years from the grant date, subject to earlier termination upon certain events related to termination of employment. These options become immediately exercisable in full upon a change in control of the company. The option grant made to Mr. McLaughlin in 2006 represents an extraordinary grant designed to induce Mr. McLaughlin to commit to remain with the company for five additional years and contemplates that no additional options would be granted during the five-year vesting period of these options. This grant to Mr. McLaughlin is described in greater detail in the Compensation Discussion and Analysis under the heading, “Long-Term Equity-Based Incentive Compensation.”

(4) The grant date fair value of the performance stock awards is equal to the fair market value per share of common stock on the date of grant assuming the targeted performance is achieved. We estimate the grant date fair value of stock options using the Black-Scholes-Merton option-pricing model and a single option award approach. A description of significant assumptions used to estimate term, volatility and risk-free interest rate follows:

Expected Term - Expected term represents the period that our stock-based awards are expected to be outstanding and was determined based on historical experience and anticipated future exercise patterns, giving consideration to the contractual terms of unexercised stock-based awards.

Expected Volatility - Expected volatility is determined based on implied volatility of our traded options and historical volatility of our stock price.

Risk-Free Interest Rate - The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a term equal to the expected term.

The weighted-average assumptions used to calculate the fair value of awards granted during 2006 using the Black-Scholes-Merton option-pricing model were as follows: (i) expected term - 5.6 years; (ii) expected volatility - 50%; (iii) risk-free interest rate - 4.7%; and (iv) expected dividend yield - 0%.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards for each of the named executive officers as of December 30, 2006.

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William R. McLaughlin	835,470	---	---	$ 3.94	3/22/2010	---	---	---	---
	75,000	---	---	$ 0.67	6/8/2011	---	---	---	---
	361,538	---	---	$ 1.82	1/30/2012	---	---	---	---
	75,001	---	---	$ 6.03	2/24/2013	---	---	---	---
	75,000	37,500(1)	---	$16.57	2/12/2014	---	---	---	---
	---	---	---	---	---	37,500(2)	$652,125	---	---
	28,125	84,375(3)	---	$13.49	2/24/2015	---	---	---	---
	---	---	---	---	---	18,750(4)	$326,063	---	---
	---	562,500(5)	---	$24.65	3/2/2016	---	---	---	---
	---	---	---	---	---	37,500(6)	$652,125	---	---

James C. Raabe	27,750	---	---	$ 5.67	9/11/2007	---	---	---	---
	4,500	---	---	$ 7.33	3/31/2008	---	---	---	---
	30,000	---	---	$10.25	5/4/2009	---	---	---	---
	11,251	---	---	$ 4.98	7/28/2009	---	---	---	---
	4,586	---	---	$ 3.73	11/1/2009	---	---	---	---
	3,501	---	---	$ 2.92	2/2/2010	---	---	---	---
	18,750	---	---	$ 3.21	2/9/2010	---	---	---	---
	12,000	---	---	$ 0.67	4/17/2011	---	---	---	---
	48,830	---	---	$ 0.67	6/8/2011	---	---	---	---
	27,084	---	---	$ 1.82	1/30/2012	---	---	---	---
	37,501	---	---	$ 6.03	2/24/2013	---	---	---	---
	20,000	10,000(1)	---	$16.57	2/12/2014	---	---	---	---
	---	---	---	---	---	7,500(2)	$130,425	---	---
	9,375	28,125(3)	---	$13.49	2/24/2015	---	---	---	---
	---	---	---	---	---	7,500(4)	$130,425	---	---
	---	30,000(7)	---	$24.65	3/2/2016	---	---	---	---
	---	---	---	---	---	6,000(6)	$104,340	---	---

Kathryn V. Roedel	28,125	84,375(8)	---	$13.54	4/4/2015	---	---	---	---
	---	---	---	---	---	7,500(9)	$130,425	---	---
	---	22,500(7)	---	$24.65	3/2/2016	---	---	---	---
	---	---	---	---	---	4,500(6)	$ 78,255	---	---

Scott F. Peterson	112,500	---	---	$12.43	8/8/2013	---	---	---	---
	37,500	---	---	$12.43	8/8/2013	---	---	---	---
	20,000	10,000(1)	---	$16.57	2/12/2014	---	---	---	---
	7,500	22,500(3)	---	$13.49	2/24/2015	---	---	---	---
	---	---	---	---	---	7,500(4)	$130,425	---	---
	---	22,500(7)	---	$24.65	3/2/2016	---	---	---	---
	---	---	---	---	---	4,500(6)	$ 78,255	---	---

J. Douglas Collier	28,125	84,375(10)	---	$14.16	7/1/2015	---	---	---	---
	---	---	---	---	---	7,500(11)	$130,425	---	---
	---	22,500(7)	---	$24.65	3/2/2016	---	---	---	---
	---	---	---	---	---	4,500(6)	$ 78,255	---	---

(1) These stock options were granted on February 12, 2004 and vest 33.3% each year on each of the first three anniversaries of the date of grant, subject to continuing employment.

(2) This restricted stock award was granted on February 12, 2004 and vests 100% on February 12, 2009, subject to continuing employment.

(3) These stock options were granted on February 24, 2005 and vest 25% each year on each of the first four anniversaries of the date of grant, subject to continuing employment.

(4) This performance stock award was granted on February 24, 2005 and vests 100% on February 24, 2009, subject to continuing employment.

(5) This stock option award was granted on March 2, 2006 and vests 100% on March 2, 2011, subject to continuing employment.

(6) This performance stock award was granted on March 2, 2006 and vests 100% on March 2, 2010, subject to continuing employment.

(7) These stock options were granted on March 2, 2006 and vest 25% each year on each of the first four anniversaries of the date of grant, subject to continuing employment.

(8) These stock options were granted on April 4, 2005 and vest 25% each year on each of the first four anniversaries of the date of grant, subject to continuing employment.

(9) This restricted stock award was granted on April 4, 2005 and vests 100% on April 4, 2009, subject to continuing employment.

(10) These stock options were granted on July 1, 2005 and vest 25% each year on each of the first four anniversaries of the date of grant, subject to continuing employment.

(11) This restricted stock award was granted on July 1, 2005 and vests 100% on July 1, 2009, subject to continuing employment.

Option Exercises and Stock Vested

The following table summarizes the stock options exercised and restricted stock awards vested for each of the named executive officers during the fiscal year ended December 30, 2006.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William R. McLaughlin James C. Raabe Kathryn V. Roedel Scott F. Peterson J. Douglas Collier	180,000 60,000 --- --- ---	$4,283,581 $1,406,081 --- --- ---	--- --- --- --- ---	--- --- --- --- ---

(1)
The value realized on the exercise of stock options for purposes of this table is based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the stock option.

Nonqualified Deferred Compensation

The following table summarizes the aggregate earnings and balances for each of the named executive officers under the Select Comfort Executive Investment Plan, the company’s non-qualified deferred compensation plan (described in greater detail below), for the fiscal year ended December 30, 2006.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
William R. McLaughlin James C. Raabe Kathryn V. Roedel Scott F. Peterson J. Douglas Collier	--- --- --- --- ---	--- --- --- --- ---	($8,605) --- --- --- ---	--- --- --- --- ---	$620,264 --- --- --- ---

Director level and above employees are eligible to participate in the Select Comfort Executive Investment Plan, which allows eligible employees to defer up to 50% of base salary and up to 100% of bonus compensation on a pre-tax basis. The employee contributions may be made to a “savings account” or a “fixed period account.” In addition to contributions made by eligible employees, the company may elect to make discretionary employer contributions under this plan to a “retirement account.” The company has not elected to make any discretionary company contributions to this plan.

A participant’s account balance under the plan is credited with earnings credits which are based on deemed investment in a variety of funds made available by the plan administrator and which are currently similar to the investment fund options available under the company’s 401(k) plan. The participant selects the funds into which the account balance is deemed to be invested and these allocations may be changed by the participant at any time.

Savings and retirement account balances under the Select Comfort Executive Investment Plan are paid out no earlier than the beginning of the year following the year of the participant’s retirement or termination of employment. Payment of the fixed period account balance depends on the date (or dates) of distribution elected by the participant at the time he or she made the election to defer salary or bonus to a fixed period account. Prior to termination of employment (or the fixed payment date), a participant may be allowed to access funds in his or her account in the event of certain unforeseeable hardships. Distributions to the participant may be made in a lump sum payment or in annual installment payments. The participant’s account balance (if any) upon his or her date of death is paid in a lump sum to the participant’s beneficiary or beneficiaries under the plan.

Among the named executive officers, as of December 30, 2006 only Mr. McLaughlin had an account balance under the plan and he did not elect to make additional contributions (salary or bonus deferrals) to the plan in 2006. Ms. Roedel elected to defer a portion of her 2006 bonus (that was paid in 2007) under the plan.

Employment Letter Agreements and Potential Payments upon Termination or Change in Control

William R. McLaughlin. We have entered into a letter agreement with William R. McLaughlin pursuant to which he serves as our Chairman and Chief Executive Officer. Under the terms of this letter agreement, upon involuntary termination of Mr. McLaughlin's employment by the Board or constructive dismissal, Mr. McLaughlin is entitled to one year's salary as severance compensation. Also under the terms of this letter agreement, upon an involuntary termination or constructive dismissal of Mr. McLaughlin's employment following a change in control, Mr. McLaughlin would be entitled to two years' salary as severance compensation and his unvested stock options would become fully vested. Any such severance compensation would be subject to the delivery to the company of a standard release of claims.

Kathryn V. Roedel. We have entered into a letter agreement with Kathryn V. Roedel pursuant to which she serves as Senior Vice President, Global Supply Chain. Under this letter agreement, upon the involuntary termination of Ms. Roedel’s employment following a change in control or a termination without cause, Ms. Roedel is entitled to one year's salary as severance compensation, and the unvested portion of her initial stock option grant would become immediately vested. In addition, if such termination occurs more than half-way through a fiscal year, Ms. Roedel would be entitled to receive a pro rata portion of any bonus payment that is ultimately earned for such fiscal year, payable at the time such bonus payments are paid to other eligible employees. Any such severance compensation would be subject to the delivery to the company of a standard release of claims.

Scott F. Peterson. We have entered into a letter agreement with Scott F. Peterson pursuant to which he serves as Senior Vice President, Human Resources. Under the terms of this letter agreement, upon the involuntary termination of Mr. Peterson’s employment following a change in control or a termination without cause, Mr. Peterson is entitled to one year's salary as severance compensation. In addition, if such termination occurs more than half-way through a fiscal year, Mr. Peterson would be entitled to receive a pro rata portion of any bonus payment that is ultimately earned for such fiscal year, payable at the time such bonus payments are paid to other eligible employees. Any such severance compensation would be subject to the delivery to the company of a standard release of claims.

J. Douglas Collier. We have entered into a letter agreement with J. Douglas Collier pursuant to which he serves as Senior Vice President, Chief Marketing Officer. Under the terms of this letter agreement, upon the involuntary termination of Mr. Collier’s employment following a change in control, a termination without cause or a constructive dismissal, Mr. Collier is entitled to one year's salary as severance compensation. In addition, if such termination occurs more than half-way through a fiscal year, Mr. Collier would be entitled to receive a pro rata portion of any bonus payment that is ultimately earned for such fiscal year, payable at the time such bonus payments are paid to other eligible employees. Any such severance compensation would be subject to the delivery to the company of a standard release of claims.

Effective as of February 22, 2007, our Board of Directors adopted the Select Comfort Corporation Executive Severance Pay Plan (the “Severance Plan”), establishing severance benefits payable to the CEO, and other executive officers upon termination of their employment by the company without cause. Prior to the adoption of the Severance Plan, some but not all of the senior executives were entitled to severance benefits pursuant to employment offer letters negotiated at the time of hire. The Severance Plan was adopted in order to (i) provide consistent severance benefits for the company’s senior executives and (ii) establish a plan that would comply with anticipated new regulations under Internal Revenue Code Section 409A applicable to deferred compensation.

Compensation would only be payable under the Severance Plan upon termination of employment without “cause,” as defined in the plan, and in the event of constructive dismissal under certain specifically defined circumstances. No compensation would be payable under the Severance Plan upon (i) termination of employment for cause, (ii) termination of employment due to the resignation, retirement or death of the employee, or (iii) a change in control of the company.

Benefits under the Severance Plan are conditioned upon execution and delivery to the company of a general release of claims and return of any company property. In addition, any severance compensation remaining to be paid would be terminated in the event the release described above is declared invalid or is revoked or attempted to be revoked, or in the event of a violation by the employee of a non-compete or confidentiality agreement with the company. Each of the named executive officers has signed a non-compete agreement extending for one year following termination of employment and a confidentiality agreement of indefinite duration.

For the CEO, the base severance compensation is two times the sum of (i) annual base pay and (ii) target annual bonus, plus a pro rata target bonus for the year of termination of employment. For the other named executive officers, the base severance compensation is one times the sum of (i) annual base pay and (ii) target annual bonus, plus a pro rata target bonus for the year of termination of employment. The base severance compensation would be paid in a lump sum within a reasonable time following the employee’s termination of employment and in no event later than March 1 of the year following the year during which the termination of employment occurs.

In addition to the base severance compensation, the Severance Plan provides for reimbursement of the cost of “COBRA” medical and dental continuation coverage, less the amount paid by an active full-time employee for the same level of coverage, until the earlier of: (i) the end of the period of time reflected in the base severance compensation (i.e., two years for CEO, one year for Senior Vice Presidents); (ii) the end of the participant’s eligibility for COBRA continuation coverage; or (iii) the date the participant becomes eligible to participate in another group medical plan or dental plan, as the case may be. These benefits would be paid within a reasonable time following the employee’s monthly payment of the COBRA premium.

As a result, assuming termination of employment as of the last day of our most recently completed fiscal year (December 30, 2006), and assuming that the Severance Plan was in place at that time, the following amounts would have been payable in the event of the termination of the applicable employee without cause or upon a constructive dismissal:

Executive Officer	Base Severance Compensation	Total COBRA Continuation Payments

William R. McLaughlin	$2,805,000	$13,733
James C. Raabe	$567,000	$9,156
Kathryn V. Roedel	$546,000	$9,156
Scott F. Peterson	$462,000	$9,036
J. Douglas Collier	$577,500	$6,551

In addition to the foregoing, upon the termination of employment without cause or upon a constructive dismissal as of December 30, 2006, pursuant to the terms of their respective employment offer letters, Kathryn V. Roedel and J. Douglas Collier would have become entitled to acceleration of the vesting of stock options from their initial stock options granted at the time of commencement of their employment in 2005. Based on the difference between the closing stock price as of December 30, 2006 and the exercise price of these stock options, this would have resulted in $324,844 of additional value in Ms. Roedel’s stock options as of that date and $272,531 of additional value in Mr. Collier’s stock options as of that date.

In the absence of the assumption that the Severance Plan was in effect as of December 30, 2006, the severance obligations of the company to the named executive officers would have been made pursuant to employment offer letters negotiated at the time of hire and would have resulted in the following severance obligations:

•
William R. McLaughlin - $660,000 (one year’s base salary) upon termination without cause or upon constructive dismissal, or $1,320,000 (two years’ base salary) upon termination following a change in control;

•	James C. Raabe - no severance obligation;

•	Kathryn V. Roedel - $378,690 (one year’s base salary plus pro rata bonus, payable over one year or in a lump sum at 10% discount at employee’s option);

•	Scott F. Peterson - $320,430 (one year’s base salary plus pro rata bonus, payable over one year or in a lump sum at 10% discount at employee’s option); and

•	J. Douglas Collier - $400,538 (one year’s base salary plus pro rata bonus, payable over one year or in a lump sum at 10% discount at employee’s option).

Under our company’s 1990 Omnibus Stock Option Plan (the “1990 Plan”), 1997 Stock Incentive Plan (the “1997 Plan”) and 2004 Stock Incentive Plan (the “2004 Plan”), if a “change in control” of our company occurs, then, unless the Compensation Committee decides otherwise either at the time of grant of an incentive award or at any time thereafter, all outstanding options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant to whom such options have been granted remains in the employ or service of our company or any subsidiary.

In addition, under the 1997 Plan and the 2004 Plan, if a “change in control” of our company occurs, then, unless the Compensation Committee decides otherwise either at the time of grant of an incentive award or at any time thereafter:

•  All outstanding stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant to whom such stock appreciation rights have been granted remains in the employ or service of our company or any subsidiary;

•  All outstanding restricted stock awards will become immediately fully vested and non-forfeitable; and

•  All outstanding performance units, stock bonuses and performance stock awards will vest and/or continue to vest in the manner determined by the Compensation Committee and set forth in the agreement evidencing such performance units or stock bonuses.

There are presently no outstanding stock appreciation rights, performance units or stock bonuses.

In the event of a change in control, the Compensation Committee may pay cash for all or a portion of the outstanding options. The amount of cash the participants would receive will equal (a) the fair market value of such shares immediately prior to the change in control minus (b) the exercise price per share and any required tax withholding. The acceleration of the exercisability of options under the 1990 and 1997 Plans may be limited, however, if the acceleration would be subject to an excise tax imposed upon “excess parachute payments.”

Under the 1990 Plan, the 1997 Plan and the 2004 Plan, a “change in control” will include any of the following:

•  The sale, lease, exchange or other transfer of all or substantially all of the assets of our company to a corporation not controlled by our company;

•  The approval by our shareholders of a plan or proposal for the liquidation or dissolution of our company;

•  Any change in control that is required by the Securities and Exchange Commission to be reported;

•  Any person who was not a shareholder of our company on the effective date of the Plan becomes the beneficial owner of 50% or more of the voting power of our company’s outstanding common stock; or

•  The “continuity” directors (directors as of the effective date of the Plan and their future nominees) ceasing to constitute a majority of the Board of Directors.

The foregoing provisions applicable to changes in control under our equity-based stock incentive plans apply equally to all employees holding incentive awards under these plans.

Director Compensation

Annual Retainer. All of our non-employee directors receive an annual cash retainer of $25,000, each committee chair receives additional compensation of $5,000 per year and each member of the Audit Committee receives additional compensation of $5,000 per year. The Lead Director receives an additional retainer of $15,000 per year.

Under the Select Comfort Corporation Non-Employee Director Equity Plan adopted by the Board of Directors in November 2005 and approved by our shareholders at the 2006 Annual Meeting, non-employee directors may elect to receive all or a portion of their annual cash retainer in the form of shares of the company’s common stock and to defer receipt of such shares. To the extent directors elect to participate in this plan, the shares to be issued are valued at fair market value as of the date the cash retainer otherwise would have been paid and the directors receive no discount.

Stock Options. Each non-employee director is eligible to receive, as of the date that the director first begins to serve on the Board, an initial grant of options to purchase 8,500 shares of our common stock. These initial options become exercisable one year after the date of grant, so long as the director remains a director of our company. In addition, each of our non-employee directors is eligible for an annual grant, coincident with the annual meeting of shareholders, of options to purchase 8,500 shares of our common stock. These annual options become exercisable one year after the date of grant, so long as the director remains a director of our company. All options granted to directors have an exercise price equal to the fair market value of our common stock on the date of grant and remain exercisable for a period of up to 10 years, subject to continuous service on our Board of Directors.

Reimbursement of Expenses. All of our directors are reimbursed for travel expenses for attending meetings of our Board or any Board committee and for attending director continuing education programs.

No Director Compensation for Employee Directors. Any director who is also an employee of our company does not receive additional compensation for service as a director.

Director Compensation

The following table summarizes the total compensation paid or earned by each of the non-employee members of our Board of Directors for the fiscal year ended December 30, 2006.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas J. Albani	$25,000		---	$140,651	---	---	---	$165,651
Christine M. Day	$25,000	(1)	---	$129,332	---	---	---	$154,332
Stephen L. Gulis, Jr.	$35,000	(1)	---	$147,531	---	---	---	$182,531
Patrick A. Hopf(2)	$12,500		---	$48,802	---	---	---	$61,302
Christopher P. Kirchen	$30,000		---	$140,651	---	---	---	$170,651
David T. Kollat	$30,000		---	$140,651	---	---	---	$170,651
Brenda J. Lauderback	$25,000		---	$129,332	---	---	---	$154,332
Michael A. Peel	$30,000	(1)	---	$129,332	---	---	---	$159,332
Ervin R. Shames	$45,000		---	$140,651	---	---	---	$185,651
Jean-Michel Valette	$35,000		---	$140,651	---	---	---	$175,651

(1) Each of these directors elected to receive all director's fees in the form of common stock under the company's Non-Employee Director Equity Plan and to defer receipt of such shares. The number of shares paid is determined by dividing the amount of the director's fees to be deferred by the fair market value per share of our common stock on the date the fees otherwise would have been payable in cash. The number of shares to be received by each of these directors in lieu of cash compensation for fiscal 2006 are as follows: Ms. Day, 1,136 shares; Mr. Gulis, 1,590 shares; and Mr. Peel, 1,363 shares.

(2) Mr. Hopf retired from our Board of Directors in May of 2006.

(3) Reflects amounts recognized in 2006 for financial statement reporting purposes in accordance with SFAS 123R (excluding estimates for forfeitures) related to stock option awards and may include amounts for awards granted in 2006 or in prior years. Assumptions used in the calculation of these amounts are described in Note 7 of the Notes to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2007. As of December 30, 2006, each director had the following number of stock options outstanding: Thomas J. Albani, 38,250; Christine M. Day, 23,250; Stephen L. Gulis, Jr., 23,250; Christopher P. Kirchen, 102,000; David T. Kollat, 102,000; Brenda J. Lauderback, 45,750; Michael A. Peel, 64,500; Ervin R. Shames, 132,000; and Jean-Michel Valette, 57,000.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight with respect to our company’s accounting and financial reporting functions, internal and external audit functions, and systems of internal controls regarding financial matters and legal, ethical and regulatory compliance. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is available at the investor relations section of the company’s Web site at http://www.selectcomfort.com/investors.

The Audit Committee is composed of four directors, each of whom is independent as defined by the National Association of Securities Dealers’ listing standards. During 2006, the Audit Committee consisted of Jean-Michel Valette (Chair), Stephen L. Gulis, Jr., Christopher P. Kirchen and David T. Kollat.

Management is responsible for our company’s financial reporting processes and internal control over financial reporting. KPMG LLP, our Independent Registered Public Accounting Firm, is responsible for auditing (i) our company’s consolidated financial statements, (ii) management’s assessment of the effectiveness of the company’s internal control over financial reporting and (iii) the effectiveness of the company’s internal control over financial reporting. These audits are to be conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met in person or by telephone conference eight times during 2006. These meetings involved representatives of management, internal audit and the Independent Registered Public Accounting Firm. Management represented to the Audit Committee that our company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the consolidated financial statements, together with the results of management’s assessment of the company’s internal control over financial reporting, with management and the Independent Registered Public Accounting Firm. The Audit Committee discussed with the Independent Registered Public Accounting Firm the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Independent Registered Public Accounting Firm provided the Audit Committee with written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the Independent Registered Public Accounting Firm that firm’s independence.

Based upon the Audit Committee’s discussions with management, internal audit and the Independent Registered Public Accounting Firm, and the Audit Committee’s review of the representations of management and the Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 30, 2006, for filing with the Securities and Exchange Commission.

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Directors

Jean-Michel Valette, Chair
Stephen L. Gulis, Jr.
Christopher P. Kirchen
David T. Kollat

APPROVAL OF SELECTION
OF INDEPENDENT AUDITORS

(Proposal 2)

______________

Appointment of Independent Registered Public Accounting Firm (Independent Auditors)

The Board of Directors has appointed KPMG LLP, as the company’s Independent Auditors, for the fiscal year ending December 29, 2007. KPMG LLP has served as our Independent Auditors since 1993.

Although it is not required to do so, the Board of Directors wishes to submit the selection of KPMG LLP to the shareholders for approval consistent with best practices in corporate governance. If shareholders do not approve the appointment of KPMG LLP, another firm of independent auditors will be considered by the Board of Directors.

Representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions from shareholders.

Audit and Other Fees

The aggregate fees billed for professional services by KPMG LLP in 2006 and 2005 were:

	2006	2005
Audit fees	$542,750	$415,000
Audit-related fees (1)	18,000	15,000
Audit and audit-related fees	$560,750	$430,000
Tax fees	--	--
All other fees	--	--
Total	$560,750	$430,000

(1)	These fees relate to the audit of the company’s 401(k) plan.

Under the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission regarding auditor independence, the engagement of the company’s independent accountant to provide audit or non-audit services for the company must either be approved by the Audit Committee before the engagement or entered into pursuant to pre-approval policies and procedures established by the Audit Committee. Our Audit Committee has not established any pre-approval policies or procedures and therefore all audit or non-audit services performed for the company by the Independent Auditors must be approved in advance of the engagement by the Audit Committee. Under limited circumstances, certain de minimus non-audit services may be approved by the Audit Committee retroactively. All services provided to the company by the independent accountants in 2006 were approved in advance of the engagement by the Audit Committee and no non-audit services were approved retroactively by the Audit Committee pursuant to the exception for certain de minimus services described above.

Board Recommendation

The Board recommends a vote FOR approval of the appointment of KPMG LLP as our auditors for the year ending December 29, 2007. Unless a contrary choice is specified, proxies solicited by the Board will be voted FOR the approval of the appointment of KPMG LLP.

OTHER MATTERS

______________

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based upon a review of the copies of such reports furnished to us during the fiscal year ended December 30, 2006 and written representations by such persons, one report related to one transaction was not filed on a timely basis by each of Ms. Day, Mr. Gulis and Mr. Peel related to their participation in the Select Comfort Corporation Non-Employee Director Equity Plan.

Shareholder Proposals for 2008 Annual Meeting

Any shareholder proposal requested to be included in the proxy materials for the 2008 Annual Meeting of Shareholders must be received by our company on or before December 14, 2007.

Our Bylaws require advance written notice to our company of shareholder-proposed business or of a shareholder’s intention to make a nomination for director at an annual meeting of shareholders. They also limit the business, which may be conducted at any special meeting of shareholders to business brought by the Board.

Specifically, the Bylaws provide that business may be brought before an annual meeting by a shareholder only if the shareholder provides written notice to the Secretary of our company not less than 120 days prior to the first anniversary of the date that we first released or mailed our proxy statement to shareholders in connection with the preceding year’s annual meeting. Under these provisions, notice of a shareholder proposal to be presented at the 2008 Annual Meeting of Shareholders (but that is not requested to be included in the proxy materials) must be provided to the Secretary of our company on or before December 14, 2007. In the event, however, that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year’s annual meeting date, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

A shareholder’s notice must set forth:

•	A description of the proposed business and the reasons for it,

•	The name and address of the shareholder making the proposal,

•	The class and number of shares of common stock owned by the shareholder, and

•	A description of any material interest of the shareholder in the proposed business.

Our Bylaws also provide that a shareholder may nominate a director at an annual meeting only after providing advance written notice to the Secretary of our company within the time limits described above. The shareholder’s notice must set forth all information about each nominee that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee, as well as the nominee’s business and residence address. The notice must also set forth the name and record address of the shareholder making the nomination and the class and number of shares of common stock owned by that shareholder.

Other Business

Management of our company does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting except those described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with the best judgment on such matters.

Copies of 2006 Annual Report

We will furnish to our shareholders without charge a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 30, 2006 upon receipt from any such person of a written request for such an Annual Report. Such request should be sent to:

Select Comfort Corporation Investor Relations Department 6105 Trenton Lane North Plymouth, Minnesota 55442

Householding Information

Some banks, brokers and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that you and other holders of our company’s common stock in your household may not receive separate copies of our Proxy Statement or Annual Report. We will promptly deliver an additional copy of either document to you if you call us at (763) 551-7498 or write us at the following address:

Select Comfort Corporation Investor Relations Department 6105 Trenton Lane North Plymouth, Minnesota 55442

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock promptly by mail, telephone, or internet as instructed on your proxy card.

By Order Of the Board of Directors

Mark A. Kimball
Senior Vice President,
General Counsel and Secretary

April 12, 2007
Plymouth, Minnesota

SELECT COMFORT CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 15, 2007
3:30 p.m. Local Time

Select Comfort Corporation
6105 Trenton Lane North
Plymouth, MN 55442

Select Comfort Corporation 6105 Trenton Lane North Plymouth, Minnesota 55442	proxy

This proxy is solicited by the Board of Directors of Select Comfort Corporation for use at the Annual Meeting of Shareholders to be held on May 15, 2007.

The undersigned hereby appoints William R. McLaughlin and Mark A. Kimball (collectively, the “Proxies”), and each of them with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Select Comfort Corporation to be held on May 15, 2007 and at any adjournment or postponement thereof. Such shares will be voted as directed with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion as to any other matter that may properly come before the meeting or at any adjournment or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. When properly signed, this proxy will be voted in the manner directed. If no direction is given, this proxy will be voted FOR Items 1 and 2.

See reverse for voting instructions.

6105 TRENTON LANE NORTH PLYMOUTH, MN 55442

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 12 noon CT on May 14, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Select Comfort Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 12 noon CT on May 14, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Select Comfort Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SCOCO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SELECT COMFORT CORPORATION

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors: 01. Thomas J. Albani 02. David T. Kollat	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
03. William R. McLaughlin	☐	☐	☐

Vote on Proposals	For	Against	Abstain

2. Proposal to ratify the appointment of KPMG LLP, certified public accountants, as independent auditors for the fiscal year ending December 29, 2007.	☐	☐	☐

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF THE NOMINEES AND THE PROPOSAL SET FORTH ABOVE.

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date